Exhibit 20

November 8, 2023

Battalion Oil Corporation
3505 West Sam Houston Parkway
Suite 300
Houston, Texas 77043

Reference is made to that Purchase Agreement, dated March 28, 2023, by and among Battalion Oil Corporation (the “Company”), on one hand, and Luminus Energy Partners Master Fund, Ltd., OCM HLCN Holdings, L.P. and Gen IV Investment Opportunities, LLC (the “Purchasers”), on the other (the “Purchase Agreement”). Capitalized terms not deﬁned herein shall have the meaning provided in the Purchase Agreement.

We, the Purchasers, conﬁrm that if the Company should make a formal written request to the Purchasers on or before November 30, 2024, the Purchasers will and have the ability to upsize the Purchase Agreement and promptly purchase from the Company up to $55,000,000 in total additional Purchased Securities (such formal written request may be in two or more divided parts over the time period). However, this letter shall expire upon a change of control that repays and terminates the Company’s Senior Secured Credit Agreement dated November 24, 2021, as amended. For the avoidance of doubt, such purchase would be pursuant to the terms of the Purchase Agreement, including, but not limited to, Section 2.04.

Purchasers do not intend to undertake any decision or action that would reasonably be expected to negatively aﬀect the Company's ability to continue as a going concern through at least one year and a day beyond November 30, 2023.

[Signatures continued on following page.]

LUMINUS ENERGY PARTNERS MASTER FUND, LTD

By	/s/ Jonathan Barrett
Name:	Jonathan Barrett
Title:	President
Luminus Management, LLC

[Signatures continued on following page.]

GEN IV INVESTMENT OPPORTUNITIES, LLC

By	/s/ Jeff Wade
Name:	Jeff Wade
Title:	CCO

Schedule A
(assuming 55,000 shares)

Purchaser	Series A-2 Preferred Stock	Allocated Purchase Price
LUMINUS ENERGY PARTNERS MASTER FUND, LTD c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attention: Jonathan Barrett; Carlos Treistman; Philip Cibulsky E-mail: jbarrett@luminusmgmt.com; ctreistman@luminusmgmt.com; pcibulsky@luminusmgmt.com	27,046	$26,369,850

OCM HLCN HOLDINGS, L.P. c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com	17,535	$17,096,625

GEN IV INVESTMENT OPPORTUNITIES, LLC 1700 Broadway, 35th floor New York, NY 10019 Attention: David Chang E-mail: dchang@LSpower.com	10,419	$10,158,525

Total	55,000	$53,625,000